UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 31, 2006

Croff Enterprises, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Utah

(State or Other Jurisdiction of Incorporation)

000-16731	87-0233535
(Commission File Number)	(IRS Employer Identification No.)

3773 Cherry Creek Drive North, Suite 1025 Denver, CO	80209
(Address of Principal Executive Offices)	(Zip Code)

(303) 383-1555

(Registrant’s Telephone Number, Including Area Code)

Item 4.01.	CHANGES IN REGISTRANT'S CERTIFING ACCOUNTANT

 On March 31, 2006, Croff Enterprises, Inc. (the "Company") announced that Causey, Demgen & Moore Inc. ("CDM") declined to stand for re-appointment as Croff's registered public accounting firm due to the restrictions imposed by Section 208(a) of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities Exchange Commission that prohibit partners on the audit engagement team from providing audit services to the issuer for more than five consecutive years and from returning to audit services with the same issuer within five years.

CDM's report on the Company's financial statements for the fiscal years ended December 31, 2005 and 2004 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2005 and 2004, and the subsequent interim period, through the date of their letter of resignation, there were no disagreements with CDM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to CDM's satisfaction, would have caused them to make reference to the subject matter of such disagreement in connection with their report on the Company's financial statements for such years.

The Company provided CDM with a copy of the foregoing disclosures. Attached as Exhibit 16.1 is a copy of CDM's letter stating its agreement with such statements.

Upon recommendation from its Audit Committee, Croff has engaged the registered public accounting firm of Ronald R. Chadwick, P.C., to review the 2006 quarterly financial reports for Croff. While the Company expects that Mr. Chadwick will also serve as the independent auditor for the audited financial statements filed with Form 10-K at the end of the calendar year 2006, he has not yet been engaged to do so.

Attached as Exhibit 16.2 is a copy of a letter from Mr. Chadwick stating that he is also aware of no disagreements or conflicts between the Company and its former auditors, or between himself and the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROFF ENTERPRISES, INC.
(Registrant)

Date: April 11, 2006	/s/ Gerald L. Jensen
Gerald L. Jensen
President Chief Executive Officer

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INDEX TO EXHIBITS

Exhibit No.	Description

16.1	Letter from Causey Demgen & Moore Inc.

16.2	Letter from Ronald R. Chadwick P.C.

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